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                                  EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

Aqueduct Software, Inc.
FTP Software, Inc.
NetManage Benelux bvba (Belgium)
NetManage Japan K.K. (Japan)
NetManage, Ltd. (Haifa, Israel)
NetManage S.A. (France)
NetManage Software GmbH (Germany)
NetManage Italia srl (Italy)
NetManage UK Ltd. (England)
NetManage Canada Inc.
NetManage Iberia SL (Spain)
NetManage Nordic AB (Sweden)
NetManage Bid Ltd.
NetSoft, Inc.
Network International Ltd. (England)
Network Software Associates, Inc.
NY NetManage (Yerushalayim), Ltd. (Jerusalem, Israel)
Preston Delaware Acquisition Corp.
Relay Technology, Inc.
Wall Data Incorporated
Wall Data Mexico SA de CV
Wall Data do Brasil Limitada
Wall Data, Ltd. (Ireland)